Exhibit 99

October 22, 2003

CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA – UNIVEST NATIONAL BANK AND TRUST CO. – REPORTS THIRD QUARTER EARNINGS

     Souderton, PA—Univest Corporation of Pennsylvania (NASDAQ National Market: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,009,000 or $.70 basic net income per share for the third quarter ended September 30, 2003. This represents an increase of 12.9% in net income and basic net income per share of 12.9% over the same period ended September 30, 2002.

     For the nine month period ended September 30, 2003, Univest Corporation reported a net income of $16, 563,000. This represents an increase of 8.0% over the same period ended September 30, 2002. Diluted earnings per share was $1.92 and $1.76 per share, an increase of 9.1% for the nine months ended September 30, 2003 and 2002 respectively.

     On October 1, 2003, Univest Corporation paid a quarterly cash dividend of $.20 per share which represents an increase of 8.7% over the same period last year.

     Assets totaled $1,581,216,000 and net worth totaled $142,164,000 as of September 30, 2003.

     Univest Corporation of Pennsylvania and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry to various communities throughout Bucks and Montgomery counties.

Per share data has been restated to give effect to a twenty-five percent stock split effected in the form of a dividend declared on January 22, 2003 to shareholders of record as of February 7, 2003, payable on February 28, 2003.

Univest Corporation of Pennsylvania
Financial Summary Highlights

(In thousands, except per share data)

	For the Third Quarter Ended,

	Sept 30, 2003	Sept 30, 2002	% CHANGE

Net Interest Income	$13,015	$11,985	8.59%
Provision for Loan Losses	$500	$391	27.88%
Net Interest Income After Provision for Loan Losses	$12,515	$11,594	7.94%
Net Income	$6,009	$5,322	12.91%
Net Income Per Share:*
Basic	$0.70	$0.62	12.90%
Diluted	$0.70	$0.61	14.75%
Dividends Per Share	$0.20	$0.184	8.70%

	For the Nine Months Ended,

	Sept 30, 2003	Sept 30, 2002	% CHANGE

Net Interest Income	$36,867	$35,130		4.94%
Provision for Loan Losses	$900	$1,173	-	23.27%
Net Interest Income After Provision for Loan Losses	$35,967	$33,957		5.92%
Net Income	$16,563	$15,340		7.97%
Net Income Per Share:*
Basic	$1.94	$1.77		9.60%
Diluted	$1.92	$1.76		9.09%
Dividends Per Share	$0.60	$0.552		8.70%

	Sept 30, 2003	Sept 30, 2002	% CHANGE

Total Assets	$1,581,216	$1,321,969	19.61%
Total Shareholders’ Equity	$142,164	$129,854	9.48%
Total Deposits	$1,211,784	$1,054,707	14.89%

* Per share data has been restated to give effect to a five for four stock split in the form of a stock dividend paid on February 28, 2003.

FOR MORE INFORMATION call William S. Aichele, President and CEO at (215) 721-2457.